THIS NOTE HAS NOT BEEN  REGISTERED  UNDER  EITHER THE  SECURITIES  ACT OF
1933, AS AMENDED (THE "ACT"), OR APPLICABLE BLUE SKY LAWS, AND IS SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT, AND THE APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY IN FORM AND SUBSTANCE TO COUNSEL FOR THE COMPANY THAT SUCH TRANSACTION WILL NOT RESULT IN A PROHIBITED TRANSACTION UNDER THE ACT OR APPLICABLE BLUE SKY LAWS.


                         NORTHWEST TELEPRODUCTIONS, INC.

                            10-1/2% Subordinated Note


$_________________                                         ______________, 1996
(Principal Amount)                                              (Date of Issue)

     FOR VALUE RECEIVED, Northwest Teleproductions, Inc., a Minnesota corporation (the "Company"), promises to pay, subject to Sections 1, 2 and 3 hereof, to _________________, or its registered assigns, the principal amount of ______________________ ($______), upon presentation and surrender of this Note at the principal business office of the Company, and to pay interest thereon at such office from the date hereof at the rate of 102 percent (102%) per annum as provided below. Interest shall be computed on the basis of a 365-day year. The Company shall pay unpaid accrued interest to the holder annually on July 31 of each year until the principal has been paid in full or applied to the exercise of Warrants as described in Section 1. Notwithstanding the maturity or other provisions hereof, the Company may prepay this Note in whole or in part, without any premium or penalty, at any time. Any partial prepayments shall be applied against principal payments in the order in which they come due. This Note is one of a duly authorized issue of unsecured notes of the Company, issued to the holders thereof, in the aggregate principal amount of Four Hundred Twelve Thousand Five Hundred Dollars ($412,500.00) (collectively, the "1996 Subordinated Notes"). Subject to Sections 1, 2 and 3 hereof, the original principal amount of this Note stated above shall be paid as follows: (i) one-third on July 31, 1998, (ii) one-third on July 31, 1999, and (iii) one-third on July 31, 2000.

     1. Application to Warrant Exercise. Prior to payment of this Note by the Company, the holder of this Note may apply any portion of any unpaid accrued interest or unpaid principal toward the exercise price of the Warrants issued to the holder in connection with the issuance of this Note. If some but less than all of the outstanding principal amount of this Note is applied by the holder toward the exercise price of the Warrants, such principal so applied (the "Applied Principal") shall reduce by the full amount of the Applied Principal the next principal payment to come due as described above, and if the Applied Principal is greater than the next principal payment to come due it shall fully satisfy such next principal payment and shall also reduce or fully satisfy, depending on the amount of the Applied Principal remaining, subsequent principal payments in the order in which they come due.

     2. Subordination. This Note is unsecured in all respects. The Company covenants and agrees, and the holder of this Note by acceptance thereof covenants and agrees, that this Note is subordinate to all indebtedness of the Company outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by the Company with banks, finance companies, trust companies, pension trusts, insurance companies, other financial institutions or other similar third-party lenders designated by the Company (collectively, "Senior Debt"). Upon any distribution of the assets of the Company in a dissolution, winding up, liquidation, bankruptcy, receivership, reorganization or similar proceeding relating to the Company, the holders of such Senior Debt are entitled to receive payment in full before the holder of this Note is entitled to receive any payment in such distribution. If in any of such situations referred to in the preceding sentence, a payment is made to the holder of this Note before all applicable Senior Debt has been paid in full or provision has been made for such payment, the payment made to the holder of this Note must be paid over to the holders of such Senior Debt.

     3. Notes Rank Equally. This Note and all other 1996 Subordinated Notes shall be pari passu ranking equally and ratably without priority over one another. In this regard, any payment to be made by the Company on this Note or any other 1996 Subordinated Note shall be paid pro rata to all 1996 Subordinated Notes. If any holder of this Note or any other 1996 Subordinated Note receives a payment thereon from the Company in excess of the pro rata portion to which he is entitled, the holder shall pay over to holders of the other 1996 Subordinated Notes their pro rata portion of such excess.

     4. Transferability. This Note may be transferred, or divided into two or more Notes of smaller principal amount, subject to applicable law and the following conditions. The holder of this Note, by acceptance hereof, agrees to give written notice to the Company before transferring this Note of such holder's intention to do so, describing briefly the manner of the proposed transfer. If, in the opinion of counsel satisfactory in form and substance to the Company and its counsel, the proposed transfer may be effected without constituting a violation of the applicable federal and state securities laws, then the holder shall be entitled to transfer this Note in the manner contemplated in the transfer notice to the Company, provided that an appropriate legend may be endorsed on this Note respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel satisfactory to the Company to prevent further transfers which would be in violation of the securities laws or adversely affect the exemptions relied upon by the Company. To such effect, the Company may request that the intended transferee execute an investment letter satisfactory to the Company and its counsel.

     A register of the issuance and transfer of this Note and other 1996 Subordinated Notes of this issue shall be kept at the office of the Company, and this Note may be transferred only on the books of the Company maintained at its office. Each transfer shall be in writing signed by the then registered holder hereof or the holder's legal representatives or successors, and no transfer hereof shall be binding upon the Company unless in writing and duly registered on the register maintained at the Company's office. Upon transfer of this Note, the transferee, by accepting the Note, agrees to be bound by the provisions, terms, conditions and limitations of this Note and the investment letter, if any, required by the Company.

     If (i) no opinion of counsel referred to in this Section has been provided to the Company or (ii) in the opinion of counsel, the proposed transfer or disposition of this Note described in the holder's written transfer notice given pursuant to this Section may not be effected without registration or without adversely affecting the exemptions relied upon by the Company, the holder will limit its activities and restrict its transfer accordingly.

     5. Replacement of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company if requested by the Company, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company shall issue a new Note identical in form to the lost, stolen, destroyed or mutilated Note.

     6. Events of Default. Each of the following events shall be an Event of Default ("Event of Default") for purposes of this Note:

          (a) Note Terms. The Company defaults in the due and punctual performance or observance of any material terms contained in this Note, and such default continues for a period of thirty (30) consecutive days after written notice thereof to the Company by the holder of this Note, except that any such default by the Company will not result in an Event of Default if such default is waived by the holder(s) of a majority of the total principal amount then outstanding of the 1996 Subordinated Notes of the Company; or

          (b) Insolvency Matters. The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or all or any substantial part of the properties of the Company.

     7. Remedies on Default. Upon the occurrence of an Event of Default as described under Section 6 hereof, the holder hereof shall have the option to declare the principal amount hereof and all accrued but unpaid interest thereon through the date of the Company's full payment hereof, to be immediately due and payable upon written notice from the holder to the Company.

     8. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and the holder of this Note (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

     9. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telex, telegram or telecopy, or five (5) days after depositing in the U.S. Mails for delivery by first class mail, postage prepaid and addressed as follows: (i) if to any holder of this Note, addressed to such holder at the holder's address as shown on the books of the Company, or at such other address as such holder may specify by written notice to the Company, or (ii) if to the Company, at 4455 West 77th Street, Minneapolis, MN 55435, Attention: President, or at such other address as the Company may specify by written notice to the holder of this Note.

     10. Successors and Assigns. All the terms and provisions of this Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and each holder of this Note.

     11. Applicable Law. The laws of the State of Minnesota shall govern the validity of this Note, the construction of its terms and the interpretation of the rights and duties of the Company and each holder of this Note, without giving effect to principles of conflict of laws.

     12. Corporate Obligation. No recourse under or upon any obligation, covenant or agreement contained in this Note, or for any claim based hereon or otherwise in respect hereof, shall be had against any promoter, subscriber to shares, incorporator, shareholder, officer, or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor or corporation or through any trustee, receiver, or any other person, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, except as expressly agreed to by the party charged.

     13. Payment. Upon payment in full, together with payment of any accrued but yet unpaid interest hereon, this Note will terminate and be of no further force or effect.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

                             NORTHWEST TELEPRODUCTIONS, INC.


                             By
                              Its

                         DATES AND PRINCIPAL AMOUNTS OF
           10-1/2% SUBORDINARD NOTES ISSUED TO REGISTRANT'S DIRECTORS




Director                       Date of Issue                 Amount


James S. Fish                  July 30, 1996               $ 37,500

Gerald W. Simonson             August 30, 1996             $ 37,500

John G. Lindell                August 30, 1996             $300,000

Ronald V. Kelly                August 30, 1996             $ 37,500
                                                           --------

                                                           $412,500